SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to §240.14a-12

INVESTMENT MANAGERS SERIES TRUST
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bridgehampton Value Strategies Fund
Solicitation Script
Meeting Date: June 20, 2014
Toll-Free Number: 1-800-690-6903

Hello, Mr./Ms. (Shareholder).  My name is Kenneth Lee/Blake Davis, calling from Bridgehampton Capital. I’m calling to follow up on a recent distribution of proxy materials. Have you received the materials for the Bridgehampton Value Strategies Fund’s Special Meeting of Shareholders scheduled to be held on June 20, 2014?

IF NO – Record their current mailing address and email address and have Broadridge resend the materials.

IF YES – We are asking you to consider a proposal to approve a Plan of Reorganization, as set forth in the proxy statement dated May 19, 2014.  The Fund’s Board has unanimously approved the proposal as set forth in the proxy materials you received and recommends a vote FOR this proposal.

Do you have any questions that I can answer?

If Yes, Take time to answer all questions carefully.  Do not give advice.  Remind the shareholder that the Fund’s Board has recommended that he/she vote in favor of the proposal. Questions should only be addressed by referring to the proxy statement and reading the appropriate sections.

Your vote is important. Please vote by signing, dating and promptly mailing your proxy card in the envelope provided.  If you prefer, you can also vote by internet or touch-tone telephone.  Simply follow the easy instructions sent with your proxy materials.

Answering Machine Message

Hello, Mr./Ms. (Shareholder).  My name is Kenneth Lee/Blake Davis, calling from Bridgehampton Capital. I’m calling regarding your investment in Bridgehampton Value Strategies Fund. You should have recently received proxy materials in the mail concerning the Fund’s June 20, 2014 Special Meeting of Shareholders.

Your vote is important. Please sign, date and promptly mail your proxy in the postage-paid envelope provided.

Internet or touch-tone telephone voting also is available. Please follow the instructions included with your proxy materials.

If you have any questions, require assistance, or need new proxy materials, please call [me, Kenneth Lee, at 212-366-0554 or Blake Davis at 631-259-6742] / [me, Blake Davis, at 631-259-6742 or Kenneth Lee at 212-366-0554].

Thank you.